Exhibit 99.1
TTM TECHNOLOGIES, INC. ANNOUNCES CLOSURE
OF REDMOND, WASHINGTON FACILITY
SANTA ANA, CA – January 15, 2009 – TTM Technologies, Inc. (Nasdaq: TTMI), North America’s largest printed circuit board (PCB) manufacturer, today announced that it will close its Redmond, Washington facility during the first quarter of 2009 due to weakened demand for commercial PCBs.
“It is always a difficult decision to close a facility and lay off employees. We understand the impact this action has on the lives of our employees, and we will do all we can to assist our employees through this difficult time,” said Kent Alder, President and CEO of TTM Technologies.
”Shifting production from the underutilized Redmond facility to TTM’s other plants will improve utilization at our remaining facilities, reduce our cost structure and lower future capital expenditures as we relocate some of the equipment from Redmond to our other operations.”
TTM will transfer PCB production from its Redmond facility to other company sites in California, Connecticut, Utah and Wisconsin, providing an uninterrupted supply of PCBs to customers of the Redmond facility.
The Redmond operation, which primarily produces commercial printed circuit boards, employs 374 full-time employees and 55 temporary employees. In addition to the Redmond closure, TTM is reducing headcount at other plants by approximately 140 employees. The combined layoff represents approximately 14 percent of the company’s work force.
“Several months ago we began assessing our current North American footprint given the global economic downturn. Today’s action is a result of this assessment,” Alder said. “While we are committed to continually evaluating our cost structure, we currently have no additional restructuring plans.”
TTM will offer separation and other benefits to the affected employees. The company expects to record approximately $4.1 million in separation, asset impairment and disposal costs related to this restructuring primarily in the first quarter of 2009. The actual expense may vary pending the results of a property appraisal to be conducted in the first quarter. In addition to transferring assets to other sites, the company plans to sell some of the Redmond property, plant and equipment. As a result of today’s actions, the company expects to achieve annual cost savings of between $20 million and $25 million.
In addition to announcing the closure of the Redmond facility, TTM confirmed its earlier revenue and earnings guidance for the fourth quarter of 2008. The company expects revenue to be in a range from $156 million to $164 million and diluted earnings per share, before the impact of potential impairment charges associated with its long-lived assets, including goodwill, to be between $0.14 and $0.19.
TTM Technologies, Inc. is North America’s largest printed circuit board manufacturer, focusing on quick-turn and technologically advanced PCBs and the backplane and sub-system assembly business. TTM stands for time-to-market, representing how the company’s time-critical, one-stop manufacturing services enable customers to shorten the time required to develop new products and bring them to market. Additional information can be found at http://www.ttmtech.com.
This release contains forward-looking statements that relate to future events or performance. These statements reflect the company’s current expectations, and the company does not undertake to update or revise these forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other company statements will not be realized. Furthermore, readers are cautioned that these statements involve risks and uncertainties, many of which are beyond the company’s control, which could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include, but are not limited to, the company’s dependence upon the electronics industry, the company’s dependence upon a small number of customers, general economic conditions and specific conditions in the markets TTM addresses, the unpredictability of and potential fluctuation in future revenues and operating results, increased competition from low-cost foreign manufacturers, and other “Risk Factors” set forth in the company’s most recent SEC filings.